Exhibit (e)(7)

FORM OF

DISTRIBUTION AGREEMENT

between

GE INVESTMENTS FUNDS, INC.

and

STATE STREET GLOBAL MARKETS, LLC

THIS AGREEMENT, made and entered into this 1st day of July, 2016 by and between GE Investments Funds, Inc. (the “Company”), a corporation organized under the laws of the Commonwealth of Virginia, and State Street Global Markets, LLC (“SSGM”), a Delaware limited liability company.

RECITALS

(A) The Company is a Virginia corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company consisting of a number of investment portfolios (each, a “Fund”).

(B) The Company issues a separate series of shares of capital stock for each Fund representing a fractional undivided interest in that Fund. The series of shares representing an interest in the Funds shown on Schedule A are further divided into four classes: Class 1, Class 2, Class 3 and Class 4.

(C) Each series and class of the Company’s shares (“Shares”) are registered under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-1A. The term “Registration Statement,” as used herein, means the Company’s 1933 Act Form N-1A registration statement, including all prospectuses and statements of additional information therein, as it may be amended or supplemented from time to time.

(D) SSGM is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(E) Each series and class of Shares is offered and sold to separate accounts of life insurance companies issuing variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) as investment options under such Contracts and Policies.

(F) Each such insurance company (an “Insurer”) has entered into a participation agreement (a “Participation Agreement”) with the Company and SSGM pursuant to which it purchases Shares of the various series for its separate accounts.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

1. Services as Distributor

1.1 SSGM agrees to serve as agent of the Company for the distribution of the Company’s Shares of all series and classes. The Company grants to SSGM exclusive authority to distribute the Shares. SSGM agrees to use appropriate efforts to solicit orders for the sale of such shares and to undertake such advertising and promotion as it believes reasonable in connection with such solicitation. SSGM agrees to offer and sell the Shares at the applicable public offering price or net asset value as set forth in the Company’s Registration Statement.

1.2 In distributing the Shares, SSGM shall comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of FINRA. Likewise, in distributing Shares, SSGM shall comply with the terms of the Participation Agreement in effect among it, the Company and the Insurer to which it is offering or selling Shares.

1.3 SSGM agrees to devote reasonable time and effort to solicit sales of the Shares, but will not be obligated to sell any specific number of Shares. The services of SSGM to the Company under this Agreement are not exclusive and nothing contained herein shall prevent SSGM from serving as distributor of securities of other issuers, including shares of other investment companies, as long as such service to such other issuers does not impair SSGM’s obligations under this Agreement.

1.4 The Funds shown on Schedule A may, up to the limits of the appropriate Distribution and Service Plan, compensate SSGM for all or a part of the activities described in this Section 1. No provision of this Agreement shall be interpreted to prohibit:

•	a Fund to pay SSGM,

•	SSGM to pay principal underwriters of Contracts and Policies, or

•	SSGM or the Company to pay broker-dealers selling Contracts or Policies, or other broker-dealers or financial intermediaries, that participate in activities primarily intended to promote the sale of Shares, where such payments are made pursuant to a Distribution and Service Plan adopted by the Company on behalf of such Fund pursuant to Rule 12b-1 under the 1940 Act.

SSGM shall prepare reports to the Company’s Board of Directors regarding its activities under this Agreement as shall, from time to time, be reasonably requested by the Board, including reports about the use of Distribution and Service Plan payments, if any.

1.5 Consistent with the foregoing, SSGM may retain any “front-end” sales charge imposed in the future on a class of Shares (and re-allow a portion thereof) or any contingent deferred sales charge imposed on the redemption of fund shares as specified in the Registration Statement.

1.6 In furtherance of its duties under this Agreement, SSGM shall become a party to each Participation Agreement on terms reasonably acceptable to SSGM. In furtherance of its duties under this Agreement, SSGM may enter into agreements with the principal underwriters of Contracts and Policies pursuant to which such principal underwriters will promote the indirect sale of Class 3 Shares of the Funds shown on Schedule A, by promoting such Fund as an investment option under the Contracts and Policies. Agreements with the principal underwriters of Contracts and Policies shall conform, in substance, to a form approved by the Company and provide that such underwriters shall carry out their duties under such agreements in compliance with:

•	all applicable laws, rules, and regulations, including, without limitation,

•	the 1940 Act,

•	1933 Act,

•	1934 Act,

•	all rules and regulations adopted thereunder, and

•	all rules of FINRA

•	the Registration Statement, and

•	the terms of the applicable Participation Agreement.

1.7 Subject to the terms of the applicable Participation Agreement, whenever in their judgment such action is warranted by unusual market, economic or, political, conditions, the Company’s officers may decline to accept any orders for, or make any sales of Shares until such time as such officers consider it advisable for the Company to accept such orders and make such sales. The Company agrees to promptly advise SSGM of its determination to recommence offers and sales of Shares. The Company’s transfer agent shall record Share transactions in “book-entry” form and maintain such records.

1.8 SSGM agrees that it is a principal underwriter to the Company as identified in Rule 38a-1 under the 1940 Act and will provide to the Company the information required of it under the Rule.

1.9 SSGM represents and warrants that it: (a) has adopted an anti-money laundering compliance program that satisfies the requirements of all applicable laws and regulations, (b) will notify the Company promptly if an inspection by the appropriate regulatory authorities or an internal examination or audit identifies any material deficiency in this program, and (c) will promptly remedy any such deficiency.

1.10 The Company agrees, at its own expense, to execute any and all documents, furnish any and all information, and to take any other actions, that may be reasonably necessary in connection with registering the Shares under the 1933 Act to the extent necessary to have available for sale the number of Shares as may reasonably be expected to be purchased. Likewise, the Company will bear all costs and expenses, including fees and disbursements of its counsel and independent accountants, in connection with the preparation and filing of the Registration Statement (including prospectuses contained therein) under the 1933 Act and the 1940 Act.

1.11 Consistent with the practice of mutual funds that make their shares available only to separate accounts of insurance companies and other qualified purchasers, the Company agrees to comply with the terms and conditions of relevant exemptions from the securities laws of such of the 50 states of the United States, the District of Columbia, the Commonwealth of Puerto Rico, the Territory of Guam and such other jurisdictions as SSGM and the Company may determine. To the extent that exemptions from the securities laws of any such jurisdiction are not available to the Company and the Shares, the Company shall, at its own expense, use its best efforts to comply with the registration, notification or qualification requirements of such laws in order for the Shares to be lawfully sold to Insurers in such jurisdiction, and shall maintain any such registration, notification or qualification in effect as long as may be reasonably requested by SSGM. Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction. The Company shall keep SSGM informed of the jurisdiction in which shares of the Company are authorized for sale and shall promptly notify SSGM of any change in this information. SSGM shall not be liable for damages resulting from the sale of shares in unauthorized jurisdictions where SSGM had no information from the Company that such sale of shares was unauthorized at the time of such sale of shares.

1.12 The Company shall furnish SSGM such information about the Company as SSGM may, from time to time, reasonably request, all of which information must be signed by one or more of the Company’s duly authorized officers; and the Company warrants that the statements contained in any such information, when so signed by the Company’s officers, will be true and correct. Upon request, the Company also will furnish SSGM with:

•	annual audited financial statements of the Company or any Fund,

•	quarterly earnings statements of the Company or any Fund,

•	a monthly list of portfolio securities of each Fund,

•	as soon as practicable after the end of each month, a monthly balance sheet of each Fund,

•	any additional information about the financial condition of the Company or any Fund that SSGM may reasonably request from time to time.

The Company authorizes SSGM to use any prospectuses contained in the Registration Statement in the forms furnished form time to time to SSGM, and agrees to furnish such quantities of prospectuses as SSGM may reasonably request.

Neither SSGM nor any other person is authorized by the Company to give any information or to make any representations, other than those contained in the Registration Statement or in any sales literature approved by the Company.

1.13 The Company represents that the Registration Statement has been carefully prepared in conformity with the requirements of the 1933 Act, 1940 Act and the respective rules and regulations thereunder, including Form N-1A. The Company represents and warrants that, at and as of all times when such Registration Statement is effective: (a) the Registration Statement contains all statements required to be made therein in conformity with the 1933 Act and rules thereunder, and (b) all statements of fact contained in the Registration Statement are true and correct in all material respects and do not and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

To the extent it believes necessary or advisable, the Company may propose from time to time such amendment or amendments to the Registration Statement and such supplement or supplements to prospectuses therein. In the event that SSGM makes a written request to the Company to amend the Registration Statement or supplement a prospectus and the Company does not (or cannot) comply with such request within 15 days, then SSGM may terminate this Agreement in accordance with the requirements of Section 4 of this Agreement or decline to make offers of Shares until the requested amendment(s) or supplements are prepared and become effective. The Company will make every reasonable effort to notify SSGM reasonably far in advance of making any amendment to the Registration Statement or supplementing any prospectus contained therein.

1.14 No Shares may be offered by SSGM or the Company under any of the provisions of this Agreement, and no orders for the purchase or sale of Shares pursuant to this Agreement will be accepted by the Company, if and so long as the effectiveness of the Registration Statement is suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Securities and Exchange Commission (“SEC”); provided, however, that nothing contained in this Section 1.14 will in any way restrict or have an application to or bearing upon the Company’s obligation to redeem its shares from any shareholder in accordance with the Registration Statement and the 1940 Act. Notwithstanding the foregoing, SSGM may continue to offer Shares until it has been notified in writing of the occurrence of any of the foregoing events.

2. Indemnification

2.1 The Company agrees promptly to notify SSGM of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the issuance and sale of any Shares.

2.2 The Company agrees to indemnify and hold SSGM, its several officers and directors, and any person who controls SSGM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that SSGM, its officers and directors, or the controlling person may incur under the 1933 Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement (including any prospectus therein) or any sales literature or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in the Registration Statement (or in a prospectus) or any sales literature or necessary to make the statements in any of them not misleading; provided, however, that the Company’s agreement to indemnify SSGM, its officers and directors, and the controlling person will not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement (or a prospectus) or any sales literature made in reliance upon and in conformity with written information furnished to the Company by SSGM specifically for use in the preparation of the Registration Statement.

2.3 Any person seeking indemnity under Section 2.2 shall notify the Company in writing within a reasonable period after the summons or other first legal process is served. The failure to notify the Company in this manner of any such action will not relieve the Company from any liability under Section 2.2 that the Company may have to the person against whom the action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, except to the extent the defense of the claim in question is materially prejudiced by such failure, and shall not relieve the Company of any liability otherwise than on account of the Company’s indemnity agreement contained in this Section 2.2.

2.4 The Company will be entitled to assume the defense of any suit brought to enforce any claim, demand or liability contemplated by this Section 2, but, in such case, the defense will be conducted by counsel of good standing chosen by the Company and approved by SSGM (who will not, except with the consent of SSGM, be counsel to the Company). In the event the Company elects to assume the defense of any such suit and retain counsel of good standing approved by SSGM, the defendant or defendants in the suit will bear the fees and expenses of any additional counsel retained by any of them; but in case the Company does not elect to assume the defense of any such suit, or in case SSGM does not approve of counsel chosen by the Company, the Company will reimburse SSGM, its officers and directors, or the controlling person or persons named as defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by SSGM or them.

2.5 The Company’s indemnification agreement contained in this Section 2 and the Company’s representations and warranties in this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of SSGM, its officers and directors, or any controlling person, and will survive the delivery of any Shares. The Company’s agreement of indemnity will inure exclusively to SSGM’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of any controlling persons and their successors, except that the Company will not be obligated to indemnify any entity or person pursuant to this Section 2 against any liability to which SSGM, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

2.6 SSGM agrees to indemnify and hold the Company, its several officers and directors, and any person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that the Company, its officers or directors, or the controlling person, may incur under the 1933 Act, or under common law or otherwise, but only to the extent that the liability or expense incurred by the Company, its officers or directors, or the controlling person resulting from the claims or demands arise out of or are based upon any untrue, or alleged untrue statement of a material fact contained in information furnished in writing by SSGM to the Company specifically for use in the Registration Statement or sales literature and used in the Company’s answers to any of the items of the Registration Statement (or in the prospectuses contained therein) or in sales literature, or arise out of or are based upon any omission, or alleged omission, to state a material fact in connection with the information furnished in writing by SSGM to the Company and necessary to make the information not misleading.

2.7 Any person seeking indemnity under Section 2.6 shall notify SSGM in writing within a reasonable period after the summons or other first legal process is served. The failure to notify SSGM in this manner of any such action will not relieve SSGM from any liability under Section 2.6 that SSGM may have to the person against whom the action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, except to the extent the defense of the claim in question is materially prejudiced by such failure, and shall not relieve SSGM of any liability otherwise than on account of SSGM’s indemnity agreement contained in this Section 2.6.

2.8 SSGM will be entitled to assume the defense of any suit brought to enforce any claim, demand or liability contemplated by this Section 2, but, in such case, the defense will be conducted by counsel of good standing chosen by SSGM and approved by the Company (who will not, except with the consent of the Company, be counsel to SSGM). In the event SSGM elects to assume the defense of any such suit and retain counsel of good standing approved by the Company, the defendant or defendants in the suit will bear the fees and expenses of any additional counsel retained by any of them; but in case SSGM does not elect to assume the defense of any such suit, or in case the Company does not approve of counsel chosen by SSGM, SSGM will reimburse the Company, its officers and directors, or the controlling person or persons named as defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by the Company or them.

2.9 SSGM will not be obligated to indemnify any entity or person pursuant to this Section 2 against any liability to which the Company, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

2.10 The Company agrees to advise SSGM immediately in writing:

•	of any request by the SEC for amendments to the Registration Statement (or a prospectus) or any additional information regarding the Company or any of its series,

•	of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose,

•	of the happening of any event that makes untrue or misleading any statement of a material fact made in the Registration Statement (or in a prospectus) or any sales literature or that requires the making of any change in the Registration Statement (or prospectus) or any sales literature in order to make the statements therein not misleading, and

•	of all actions of the SEC with respect to any amendments to the Registration Statement (or a prospectus including any supplements), that may from time to time be filed with the SEC.

3. Amendment

This Agreement may be amended by the parties only if the amendment is specifically approved by: (a) the Board of Directors of the Company, or by the vote of a majority of outstanding voting Shares of the Company, and (b) a majority of those directors of the Company who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party cast in person at a meeting called for the purpose of voting on the approval.

4. Term

This Agreement will become effective as of the date first set forth above and will continue for an initial term of two years and thereafter will continue automatically for successive annual periods, as long as its continuance is specifically approved at least annually: (a) by the Board of Directors of the Company, or (b) by a vote of a majority (as defined in the 1940 Act) of the Company’s outstanding voting Shares, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party by vote cast in person at a meeting called for the purpose of voting on the approval. This Agreement is terminable without penalty: (a) on not less than 60 days’ notice (i) by action of the directors who are not interested persons (as defined in the 1940 Act) of the Company, or (ii) by the vote of holders of a majority of the Shares, or (b) upon not less than 60 days’ written notice by SSGM.

5. Miscellaneous

5.1 Successors and Assigns. This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

5.2 Assignment. This Agreement shall terminate in the event of its assignment (as defined in the 1940 Act, the rules thereunder and SEC staff interpretations thereof) by either party.

5.3 Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

5.5 Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of laws principles thereof.

5.6 Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE INVESTMENTS FUNDS, INC.

By:	/s/ Jeanne M La Porta
Name: Jeanne M. LaPorta
Title: President

STATE STREET GLOBAL MARKETS, LLC

By:	/s/ James E. Ross
Name: James E. Ross
Title: Executive Vice President

Schedule A

Total Return Fund